UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2026

Deep Fission, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-56407	87-4265302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Addison Steet, Suite 300 Berkeley, California (Address of principal executive offices)	94704 (Zip Code)

Registrant’s telephone number, including area code: (707) 400-0778

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Certain Officers.

On February 18, 2026, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Deep Fission, Inc. (the “Company”) approved the appointment of Mark Pérès as Chief Nuclear Officer of the Company, effective February 19, 2026, and approved the material terms of his compensation in connection therewith. The Board of Directors ratified Mr. Pérès’s appointment on February 19, 2026. Mr. Pérès has been designated an “executive officer” within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a “Section 16 officer” for purposes of Section 16 of the Exchange Act.

In connection with his appointment, the Company extended an offer letter to Mr. Pérès, which he accepted. Pursuant to the offer letter, Mr. Pérès will receive an annual base salary of $300,000, a target annual bonus opportunity equal to 30% of his base salary, with actual bonus amounts, if any, determined in the discretion of the Compensation Committee, and a grant of 25,000 restricted stock units (“RSUs”) under the Company’s 2025 Equity Incentive Plan.

The RSUs will have a vesting commencement date of February 18, 2026 and are subject to both a service-based vesting condition and a liquidity event condition. Pursuant to the service-based condition, 25% of the RSUs will vest on the first anniversary of the vesting commencement date and the remaining 75% will vest in substantially equal quarterly installments over the following 36 months, subject to Mr. Pérès’s continued service through each applicable vesting date. The liquidity event condition will be satisfied upon the earlier of a change in control, initial public offering or direct listing of the Company, as further described in the applicable award agreement. The RSUs are subject to a seven-year expiration date.

There are no arrangements or understandings between Mr. Pérès and any other person pursuant to which he was appointed as an officer of the Company. There are no family relationships between Mr. Pérès and any director or executive officer of the Company, and there are no transactions involving Mr. Pérès requiring disclosure under Item 404(a) of Regulation S-K.

Biographical Information

Mark Pérès was appointed Chief Nuclear Officer of Deep Fission effective February 19, 2026. Prior to his appointment, he served as the Company’s Vice President of Engineering since October 2024. In that role, he managed engineering and technical operations relating to Deep Fission’s nuclear reactor design. From 2019 to 2022, Mr. Pérès served as Vice President of Engineering at Kairos Power, where he directed design efforts for the Hermes Test Reactor. From 2009 to 2019, he served as Executive Project Director at Fluor, where he led major nuclear project deliveries, including work relating to the NuScale SMR, the first NRC-certified small modular reactor design under 10 C.F.R. Part 52. Mr. Pérès holds a B.S. in Mechanical Engineering from Montana State University, an M.S. in Mechanical Engineering from Washington State University, and is a PhD Candidate (ABD) and Adjunct Professor in Nuclear Engineering at the University of South Carolina.

(e) Compensatory Arrangements of Certain Officers.

On February 18, 2026, the Compensation Committee approved an increase in the target annual bonus opportunity of Elizabeth Muller, the Company’s Co-Founder, Chair of the Board, President and Chief Executive Officer, from 50% to 100% of her base salary, effective for fiscal year 2026. The actual bonus amount, if any, will be determined in the discretion of the Compensation Committee.

On February 18, 2026, the Compensation Committee approved a one-time cash bonus of $380,000 for Elizabeth Muller, the Company’s Co-Founder, Chair of the Board, President and Chief Executive Officer. The bonus was paid in January 2026 via special payroll outside the Company’s normal payroll cycle.

On February 18, 2026, the Compensation Committee also approved an increase in the annual base salary of Mark Schmitz, the Company’s Chief Financial Officer, from $250,000 to $300,000, effective February 1, 2026. Mr. Schmitz’s target annual bonus opportunity remains 30% of his base salary. No other material changes were made to his compensatory arrangements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEEP FISSION, INC.

Date: February 24, 2026	/s/ JON GORDON
Jon Gordon
General Counsel & Secretary